CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC Asian Currency Basket Performance Notes Linked to KRW, INR, IDR and PHP due August 16, 2013	$1,200,000	$85.56*
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
*Fees of $71.30  were previously paid in connection with this offering as disclosed in the pricing supplement dated June 30, 2010 relating to HSBC Asian Currency Basket Performance Notes Linked to KRW, INR, IDR and PHP due August 16, 2013.

Pricing Supplement Addendum dated August 4, 2010
to Pricing Supplement dated July 30, 2010
Prospectus Supplement dated April 9, 2009
and Prospectus dated April 2, 2009

HSBC USA Inc. $1,200,000 Asian Currency Basket Performance Notes

On July 30, 2010 HSBC USA Inc. offered $1,000,000 of the notes.  An additional $200,000 of the notes are being offered hereby.  The notes previously offered on July 30, 2010 and the notes offered hereby will have identical terms and conditions and will be part of the same series. Reference is made to the related pricing supplement, prospectus supplement and prospectus for a description of the terms and conditions of the notes.

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per note.

CUSIP / ISIN:	4042K04T9 / US4042K04T94

Trade Date:	July 30, 2010.

Pricing Date:	August 2, 2010.

Settlement Date:	August 17, 2010.

Maturity Date:	Expected to be August 16, 2013, or if such day is not a Business Day, the next succeeding Business Day.

Agent’s Discount Per Note/Total offered hereby:	$0.00 / $0.00. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-12 of the related pricing supplement.

Proceeds to HSBC USA Inc. per Note / Total offered hereby:	$1,000.00 / $200,000.00.

Form of Notes:	Book-Entry.

Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-5 of the related pricing supplement and page S-3 of the related prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement addendum, the related pricing supplement, or prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.